NEWS RELEASE
For Immediate Release

EMERITUS REPORTS UNFAVORABLE JURY VERDICT IN
 PROFESSIONAL LIABILITY CASE

SEATTLE, WA, March 8, 2013 - Emeritus Corporation (NYSE: ESC) (the “Company”), a national provider of senior living services, today reported that a Sacramento County Superior Court jury returned a verdict against the Company in a professional liability case.  The jury awarded $4.1 million in compensatory damages and $23.0 million in punitive damages.  The court reduced the compensatory damages to a total of $500,000 by operation of law.  Post-trial motions will be set to determine entitlement to and amount of attorneys’ fees, and the legality and appropriate amount of the punitive damages award.

Granger Cobb, President and Chief Executive Officer commented, “Emeritus is extremely disappointed with the outcome of this trial and does not believe it is a fair reflection of the care that was provided to this resident in 2008.  The Company’s 30,000 dedicated employees are passionately committed to providing care and service of the highest quality to over 41,000 residents every day.”

Upon entry of a final order, the Company intends to appeal the rulings and judgment of the court.

About Emeritus

Emeritus Senior Living is the nation’s largest assisted living and memory care provider, with the ability to serve nearly 50,000 residents. Over 30,000 employees support more than 480 communities throughout 45 states coast to coast. Emeritus’ common stock is traded on the New York Stock Exchange under the symbol ESC.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady
Liz.brady@icrinc.com
646-277-1226

Sari Martin
Sari.martin@icrinc.com
203-682-8345